Ceasing Control of Credit Suisse Strategic Income Fund A

As of April 30, 2014, Charles Schwab owned 4,613,176 shares of the Fund, which represented 59.66% of the Fund and Ameritrade owned 1,454,200 shares of the Fund, which represented 30.38% of the Fund. As of April 30, 2015 Pershing LLC owned 400,262 shares of the Fund, which represented 63.08% of the outstanding shares. Accordingly, Charles Schwab and Ameritrade have ceased to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Strategic Income Fund C

As of April 30, 2014, Merchant Holdings ("Shareholder") owned 10,879 shares of the Fund, which represented less than 25% of the outstanding shares. As of April 30, 2015 UBS WM USA owned 95,364 shares of the Fund, which represented 37.19% of the outstanding shares. Accordingly, UBS WM USA has become a controlling person of the Fund.


Obtaining Control of Credit Suisse Strategic Income Fund I

As of April 30, 2014, Merchant Holdings ("Shareholder") Inc. owned 2,717,073 shares of the Fund, which represented 45.53% of the outstanding shares. As of April 30, 2015 Shareholder owned 2,975,051 shares of the Fund, which represented 50.49% of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund.